EXHIBIT 99.1
Letter to Shareholders
WSI Industries FY 2008 Annual Report
To Our Shareholders,
We are very pleased to report that Fiscal 2008 was a successful year for WSI Industries. Some of the highlights for the year include:
•	Success With Customer and Industry Diversification

•	Revenues Increased 38%

•	Net Earnings Increased 98%

•	Expanded Plant Manufacturing Space by 32%

•	Positioned for Continued Growth

Revenue $x1,000	Net Earnings $x1000

Earnings per Share $	Pretax Return on Equity

Customer and Industry Diversification
We are pleased to report that we made great strides in diversifying our customer and industry base. Along with a continued long term outlook with our existing customers, we are pleased to report that during the year:
•	We continued our growth for multiple programs from two new customers in the energy industry.

•	With one of the energy customers we were able to secure new programs with a different division at a different location.

•	Our experience and expertise of machining engine components in the recreational industry was rewarded by WSI now doing business with three motorcycle OEM’s in addition to our existing ATV engine business.

•	We have quoted major programs with new and existing avionics, aerospace and defense customers.

•	With the experience that has been gained in the energy segment, additional customers and similar opportunities are being pursued and show potential at this time.
Historically, WSI has had one major customer accounting for over 80% of our revenue. In Fiscal 2008, the customer diversification actions resulted in no more than 34% of our revenue being generated from a single program. We are pleased to be working with great customers that are leaders in their industries and we consider all of our relationships as being long term in nature.

Fiscal 2008 Revenue
Market Segments Served

Financial Results
Full year sales for Fiscal 2008 ending August 31, 2008 were $25,882,000, an increase of 38% over the prior year amount of $18,808,000. Net income for fiscal year 2008 was $1,478,000 or $.52 per share, an increase of 98% over the prior year of $747,000 or $.27 per share. While maintaining a solid financial foundation, other financial highlights for the year include:
•	Cash balance of $1.8 million

•	Pretax return on equity of 30%

•	EBITDA of $3.4 million, a 77% increase over the prior year

•	Continued dividends paid over the last 22 quarters of $2.3 million

Cash Balance $x1000	EBITDA $x1000

Manufacturing Excellence
The key to our ongoing success has been to maintain a distinctive competitive advantage in Manufacturing Excellence. We are proud to report that we have continued to improve our manufacturing efficiencies and cost competitiveness. Our organization functions as a single source of manufacturing providing quality and operational excellence at world class levels. From using global sources where appropriate, to manufacturing with the latest state of the art equipment, all resources and investments are utilized to provide us with a competitive advantage. Our organization has grown with skilled and talented individuals.

Gross Margin %	Building & Equipment $x1000

Growth Strategy and Future Outlook
For fiscal 2009 and beyond, we will continue with our targeted customer strategy to find new customers that fit our core competency. We will also seek to expand our value add manufacturing services with our existing customer base. As with all companies, we are continuing to monitor the state of the economy and troubled financial markets. We are also acutely aware of the recent volatility of the markets we serve. We believe, however, that we have strengthened our organization which is now positioned to manage the growth potential of the future. During F2008, we continued to invest in additional people for sales and marketing, engineering, quality, materials, administration, and manufacturing. Our facility expansion was completed which increased manufacturing floor space by 32%. In addition, manufacturing capacity was increased as a result of our major investments in state-of-the-art capital equipment. With all of these resources in place, combined with a strong balance sheet and being able to offer services to multiple industries that we now serve, we anticipate the long term outlook for WSI to be excellent.
To our employees, thank you; and also thank you to our shareholders and valued customers.
Sincerely,
Michael J. Pudil
President & Chief Executive Officer
About WSI Industries, Inc.
WSI Industries, Inc. (Nasdaq: WSCI) is a contract manufacturer of high precision, close tolerance machined parts for a diverse mix of customers. WSI has been in business since 1950. As a larger participant in the U.S. contract machining industry, the company targets major outsourcing programs that are beyond the capabilities of most smaller competitors.
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics aerospace and defense, energy, recreational vehicles, small engines, marine, bioscience and instrumentation. The Company is located in Monticello, Minnesota.
Reconciliation of GAAP Net Income to EBITDA ($ x 1000):

	F2005	F2006	F2007	F2008
Net income	$335	$573	$747	$1,478
Addback:
Income taxes	188	351	458	796
Interest expense	173	172	197	307
Depreciation	679	576	516	818
Amortization	7	7	7	7

EBITDA	$1,382	$1,679	$1,925	$3,406

     The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.